Exhibit 2.1

PLAN OF LIQUIDATION AND DISSOLUTION

1. Approval and Adoption of Plan.

This Plan of Liquidation and Dissolution (the “Plan”) of Luby’s, Inc., a Delaware corporation (the “Company”), has been approved by the Company’s Board of Directors (the “Board”) as being advisable and in the best interests of the Company. This Plan is intended to accomplish the complete dissolution and liquidation of the Company, in accordance with Section 275 and other applicable provisions of the General Corporation Law of Delaware (“DGCL”) and Sections 331 and 336 of the Internal Revenue Code of 1986, as amended (the “Code”). This Plan shall be effective when all of the following steps have been completed:

(a) Adoption of this Plan by the Company’s Stockholders.  The holders of a majority of the outstanding common stock, par value $0.32 per share, of the Company (the “Common Stock”), entitled to vote thereon, shall have approved and adopted this Plan, including the liquidation and dissolution of the Company and authorizing the Board to sell all or substantially all of the Company’s assets in connection therewith, at a special meeting of the stockholders of the Company called for such purpose by the Board.

(b) Filing of the Certificate of Dissolution.  The filing of a Certificate of Dissolution of the Company (the “Certificate of Dissolution”) pursuant to Section 275 of the DGCL specifying the date (no later than ninety (90) days after the filing) upon which the Certificate of Dissolution will become effective (the “Effective Date”).

Notwithstanding the authorization of the Board or the authorization of stockholders pursuant to Section 1(a) above, the Company may continue to pursue other business opportunities and transactions, and, if for any reason, including the pursuit of such opportunities or transactions, the Board determines that such action would be in the best interests of the Company, it may, prior to the Effective Date, abandon the proposed dissolution and the proposed Plan pursuant to Section 275(e) of the DGCL. Upon the abandonment of the proposed dissolution and the proposed Plan, the Plan shall be void.

2. Dissolution and Liquidation Period.

After the Effective Date, the steps set forth below shall be completed at such times as the Board, in its absolute discretion, deems necessary, appropriate or advisable. Without limiting the generality of the foregoing, the Board may instruct the officers of the Company to delay the taking of any of the following steps until the Company has performed such actions as the Board or such officers determine to be necessary, appropriate or advisable for the Company to maximize the value of the Company's assets upon liquidation:

(a) The completion of all actions that may be necessary, appropriate or desirable to dissolve and terminate the corporate existence of the Company, including any filings with or notices to the Securities Exchange Commission, the New York Stock Exchange and any other relevant regulatory authority;

(b) The cessation of all of the Company's business activities and the withdrawal of the Company from any jurisdiction in which it is qualified to do business, except as necessary to preserve the value of its assets, wind up its business affairs and distribute its assets pursuant to Section 278 of the DGCL;

(c) The negotiation and consummation of sales of all of the assets and properties of the Company, including the assumption by the purchaser or purchasers of any or all liabilities of the Company;

(d) The giving of notice of the dissolution to all persons having a claim against the Company and the rejection of any such claims in accordance with Section 280 of the DGCL;

(e) The offering of security to any claimant on a contract whose claim is contingent, conditional or unmatured in an amount the Company determines is sufficient to provide compensation to the claimant if the claim matures, and the petitioning of the Delaware Court of Chancery (the “Court”) to determine the amount and form of security sufficient to provide compensation to any such claimant who has rejected such offer in accordance with Section 280 of the DGCL;

(f)  The petitioning of the Court to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for (i) claims that are the subject of pending litigation against the Company, and (ii) claims that have not been made known to the Company or that have not arisen, but are likely to arise or become known within five (5) years after the date of dissolution (or longer in the discretion of the Court), each in accordance with Section 280 of the DGCL;

(g) The payment, or the making of adequate provision for payment, of all claims made against the Company and not rejected, including all expenses of the sale of assets and of the dissolution and liquidation provided for by the Plan in accordance with Section 280 of the DGCL;

(h) The posting of all security offered and not rejected and all security ordered by the Court in accordance with Section 280 of the DGCL; and

(i)  The distribution of the remaining funds of the Company and the distribution of remaining unsold assets of the Company, if any, to its stockholders.

Notwithstanding the foregoing, the Company shall not be required to follow the procedures described in Section 280 of the DGCL, and the adoption of the Plan by the holders of the Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to proceed with the dissolution and liquidation of the Company in accordance with any applicable provision of the DGCL, including, without limitation, Section 281(b) thereof.

3. Authority of Officers and Directors.

After the Effective Date, the Board and the officers of the Company shall continue in their positions for the purpose of winding up the affairs of the Company as contemplated by Delaware law. The Board may appoint officers, hire employees and retain independent contractors in connection with the winding up process, and is authorized to pay to the Company's officers, directors and employees, or any of them, compensation or additional compensation above their regular compensation, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the successful implementation of this Plan. To the fullest extent permitted by law, adoption of this Plan by stockholders shall constitute approval of the payment of any such compensation.

The adoption of the Plan by the holders of the Common Stock shall constitute full and complete authority for the Board and the officers of the Company, without further stockholder action, to do and perform any and all acts and to make, execute and deliver any and all agreements, conveyances, assignments, transfers, certificates and other documents of any kind and character that the Board or such officers deem necessary, appropriate or advisable: (i) to dissolve the Company in accordance with the laws of the State of Delaware and cause its withdrawal from all jurisdictions in which it is authorized to do business; (ii) to sell, dispose, convey, transfer and deliver the assets of the Company; (iii) to satisfy or provide for the satisfaction of the Company's obligations in accordance with Sections 280 and 281 of the DGCL; and (iv) to distribute all of the remaining funds of the Company and any unsold assets of the Company to the holders of the Common Stock.

4. Sale of All or Substantially All of Assets.

The Board shall sell, convey, transfer and deliver or otherwise dispose of all or substantially all of the assets of the Company, including causing each of Luby’s Fuddruckers Restaurants, LLC, a wholly owned Texas limited liability company subsidiary of the Company (the “OpCo”) and each of the wholly owned subsidiary entities of the Company listed on Exhibit A hereto (the “Other Owned Entities”), to sell, convey, transfer, deliver or otherwise dispose of all or substantially all of the assets of OpCo and the Other Owned Entities, in one or more transactions and upon such terms and conditions as the Board, in its absolute discretion, deems expedient and in the best interests of the Company and the best interests of the stockholders, without any further vote or action by the Company’s stockholders. The Company’s assets may be sold in one transaction or in several transactions to one or more buyers. The Company shall not be required to obtain appraisals, fairness opinions or other third-party opinions as to the value of its assets in connection with the liquidation.

5. Professional Fees and Expenses.

It is specifically contemplated that the Board may authorize the payment of a retainer fee to a law firm or law firms for legal fees and expenses of the Company, including, among other things, to cover any costs payable pursuant to the indemnification of the Company’s officers or members of the Board provided by the Company pursuant to its certificate of incorporation and bylaws, as amended from time to time (“Charter Documents”) or the DGCL or otherwise.

In addition, in connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the sole and absolute discretion of the Board, pay any brokerage, agency and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s assets and the implementation of this Plan. Adoption of the Plan by stockholders shall, to the fullest extent permitted by law, constitute approval of such payments by the stockholders of the Company.

6. Indemnification.

The Company shall continue to indemnify its officers, directors, employees and agents in accordance with its Charter Documents and any contractual arrangements, for actions taken in connection with this Plan and the winding up of the affairs of the Company. The Board, in its sole and absolute discretion, is authorized to obtain and maintain insurance as may be necessary, appropriate or advisable to cover the Company's obligations hereunder, including without limitation directors' and officers' liability coverage.

7. Liquidating Trust.

The Board may, but is not required to, establish a liquidating trust (the “Liquidating Trust”) and distribute assets of the Company to the Liquidating Trust. The Liquidating Trust may be established by agreement with one or more trustees (the “Trustees”) selected by the Board. If the Liquidating Trust is established by agreement with one or more Trustees, the trust agreement establishing and governing the Liquidating Trust shall be in form and substance determined by the Board. To the fullest extent permitted by law, adoption of the Plan by stockholders shall constitute the approval of the appointment of the Trustees, any trust agreement and any transfer of assets by the Company to the Trust. In the alternative, the Board may petition the Court for the appointment of one or more Trustees to conduct the liquidation of the Company, subject to the supervision of the Court. Whether appointed by an agreement or by the Court, the Trustees shall in general be authorized to take charge of the Company’s assets, and to collect the debts and property due and belonging to the Company, with power to prosecute and defend, in the name of the Company, or otherwise, all such suits as may be necessary or proper for the foregoing purposes, and to appoint agents under them and to do all other acts which might be done by the Company that may be necessary, appropriate or advisable for the final settlement of the unfinished business of the Company.

8. Liquidating Distributions.

Liquidating distributions, in cash or in kind, may be made from time to time to the holders of record of outstanding shares of Common Stock at the close of business on the Effective Date, as provided in Section 2 above, pro rata in accordance with the respective number of shares then held of record; provided that, in the opinion of the Board, provision has been made for the payment of the obligations of the Company to the extent required by law. All determinations as to the time for and the amount and kind of liquidating distributions shall be made in the exercise of the absolute discretion of the Board and in accordance with Section 281 of the DGCL. As provided in Section 11 below, distributions made pursuant to this Plan shall be treated as made in complete liquidation of the Company within the meaning of the Code and the regulations promulgated thereunder.

9. Amendment or Modification of Plan.

If for any reason the Board determines that such action would be in the best interests of the Company, it may amend or modify the Plan and all action contemplated thereunder, notwithstanding stockholder approval of the Plan; provided, however, that the Company will not amend or modify the Plan under circumstances that would require additional stockholder approval under the federal securities laws without complying with the federal securities laws.

10. Cancellation of Stock and Stock Certificates.

Following the Effective Date and subject to applicable law, the Company shall no longer permit or effect transfers of any of its stock, and the Company’s capital stock and stock certificates evidencing the Common Stock will be treated as no longer being outstanding. As a condition to receipt of any liquidating distribution to any holder of the Common Stock represented by a certificate, the Board, in its absolute discretion, may require the holder to (i) surrender its certificates evidencing the Common Stock to the Company or its agents for recording of such distributions thereon, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of its certificates evidencing the Common Stock, together with such surety bond or other security or indemnity as may be required by and satisfactory to the board. As a condition to receipt of any distribution to any holder of the Common Stock that is not represented by a certificate, the Board may require the holder to provide such evidence of ownership of the Common Stock as the Company may require.

11. Liquidation under Code Sections 331 and 336.

It is intended that this Plan shall be a plan of complete liquidation of the Company in accordance with the terms of Sections 331 and 336 of the Code, which plan shall only go into effect upon the Effective Date, and not prior to such date. The Plan shall be deemed to authorize the taking of such action as, in the opinion of counsel for the Company, may be necessary to conform with the provisions of Sections 331 and 336 and the regulations promulgated thereunder, including, without limitation, the making of any elections thereunder, if applicable.

12. Filing of Tax Forms.

The officers of the Company are authorized and directed, within thirty (30) days after the Effective Date, to execute and file United States Treasury Form 966 for the Company and any appropriate subsidiaries, pursuant to Section 6043 of the Code. The officers of the Company and its subsidiaries are also authorized to file any additional returns, forms and reports with the Internal Revenue Service, or other taxing authorities, including state and local taxing authorities, as may be necessary or appropriate in connection with this Plan and the carrying out thereof.

13. Absence of Appraisal Rights.

Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by the Plan.

14. Abandoned Property.

If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered certificates evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

EXHIBIT A

Luby’s Bevco, Inc.
Luby’s Bev I, LLC
Luby’s Bev II, LLC
Fuddruckers of Annapolis, LLC
Fuddruckers of Brandywine, LLC
Paradise Cheeseburgers, LLC
Paradise Restaurant Group, LLC
Cheeseburger of Algonquin, LLC
Cheeseburger of California, LLC
Cheeseburger of Downers Grove, LLC
Cheeseburger of Evansville, LLC
Cheeseburger of Fishers, LLC
Cheeseburger of Fredericksburg, LLC
Cheeseburger of Ft. Meyers, LLC
Cheeseburger of Kansas City, LLC
Cheeseburger of Middleton, LLC
Cheeseburger of Myrtle Beach, LLC
Cheeseburger of Newark, LLC
Cheeseburger of Newport News, LLC
High Tides of Omaha, LLC
Cheeseburger of Pasadena, LLC
Cheeseburger of Sandestin, LLC
Cheeseburger of Secaucus, LLC
Cheeseburger of Southport, LLC
Cheeseburger of Sterling Heights, LLC
Cheeseburger of Terre Haute, LLC
Cheeseburger of Virgina Beach, LLC
Cheeseburger of Wallkill, LLC
Cheeseburger of Woodbridge, LLC
Cheeseburger in Paradise of St. Mary’s County, LLC
Luby's Fuddruckers Foundation